Exhibit 10.a

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED

EVA INCENTIVE COMPENSATION PLAN

OF

GENESCO INC.

The Compensation Committee (the “Committee”) of the Board of Directors of Genesco Inc. (the “Company”) believes it is in the best interests of the Company’s shareholders to amend the EVA Plan in order to address changes to the EVA Plan deemed necessary as a result of the extraordinary effects of the COVID-19 pandemic on the Company’s business and anticipated recovery of the business from the pandemic. Without these one-time changes limiting bonus payouts, the EVA Plan would likely result in positive multiples in Fiscal 2022 that are not proportionate to actual operating results and shareholder value creation.

Pursuant to resolutions duly adopted by the Committee, the Third Amended and Restated EVA Incentive Compensation Plan of the Company (the “Plan”) is hereby amended as follows:

1.Amendments.  Anything to the contrary in the Plan notwithstanding:

a.	Any negative Bonus Bank as of the end of Fiscal 2020 is hereby forgiven.

b.

Any positive Bonus Bank as of the end of Fiscal 2020 will not be subject to reduction and will be paid out when Fiscal 2022 Plan bonuses are paid, but in any event on or before by the fifteenth day of the third month following the close of the Fiscal 2022 Plan Year, provided that the participant remains a Company employee through the payment date.

c.

A one-time change is hereby made with respect to Fiscal 2022 Plan payouts for participants in the Plan as of January 30, 2021, as follows: The bonus payout at the end of the Fiscal 2022 Plan Year shall be as follows:  (i) each participant shall be paid his or her Declared Bonus, up to two times the participant’s target bonus for the Plan Year; (ii) a participant’s Declared Bonus in excess of two times the participant’s target bonus for the Plan Year shall be applied to a participant’s negative Bonus Bank, if any, until the Bonus Bank is zero; and (iii) if the Declared Bonus exceeds the sum of (i) and (ii), up to three times the target bonus plus one third of the Declared Bonus in excess of three times the target bonus shall be paid out.  Any of the Declared Bonus remaining after the application of the previous sentence shall be retained as a separate account balance (the “Separate Account”).  The Separate Account established for the Fiscal 2022 Plan Year shall be paid out in three equal annual installments commencing on the date when Plan bonus payments are made in the following Plan Year, except that any positive Separate Account balance that exists from prior Plan Years and has not been so paid out will be fully netted against any negative award with respect to a subsequent Plan Year.  A “Bonus Bank” shall be established for each participant each year and shall consist of: (i) the participant’s positive “Declared Bonus” not distributed because of payout limitations or (ii) the participant’s negative Declared Bonus, as applicable.

Exhibit 10.a

d.

A one-time change is made for employees who are initially employed by the Company on or after October 2, 2020 and, as a result, first become eligible to participate in the Plan on or after January 31, 2021 as follows.  The bonus payout at the end of the Fiscal 2022 Plan Year for those employees shall be as follows: (i) each participant shall be paid his or her Declared Bonus, up to two times the participant’s target bonus for the Plan Year; (ii) a participant’s Declared Bonus in excess of two times the participant’s target bonus for the Plan Year up to the Company or business unit(s) (as applicable) Multiple Paid (as defined below) shall be paid to the participant; and (iii) if the Declared Bonus exceeds the sum of (i) and (ii) plus any Excess Payback (as defined below), up to three times the target bonus plus one third of the Declared Bonus in excess of three times the target bonus shall be paid out and any remaining Declared Bonus will be allocated to a participant’s Separate Account.  “Multiple Paid” means the Business Unit Multiple or Corporate Multiple earned by the participant’s applicable Business Unit(s) or the Company, as applicable, for the 2022 Plan Year less the multiple applied to negative Bonus Banks of participants who participated in the Plan in fiscal 2021 and were assigned to the same Business Unit(s) or to the Corporate business unit.  The remaining multiple, if any, needed to reduce the negative Bonus Bank of a participant in the Fiscal 2021 Plan Year to zero after taking into account the payments contemplated by subsections (c)(i) and (c)(ii) above is referred to herein as the “Excess Payback.”

2.Miscellaneous.  Except as expressly modified by this Amendment, all of the terms and conditions of the Plan shall remain in full force and effect.  In the event of any conflict or inconsistency between the terms and conditions of the Plan and this Amendment, the terms and conditions of this Amendment shall control and govern. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Plan.

3.Effective Date. This Amendment is dated April 6, 2021, to be effective as of January 31, 2021.

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